EX. 99.28(d)(18)(iv)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Causeway Capital Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Causeway Capital Management LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL Multi-Manager International Small Cap Fund as a new fund of the Trust, effective August 13, 2018.

Whereas, the parties have agreed to amend the following sections of the Agreement, effective August 13, 2018:

The sixth “Whereas” clause of the introductory section; and

Section 1. “Appointment of Sub-Adviser”.

Whereas, the Parties have also agreed to amend the Agreement, effective August 13, 2018, to add the JNL Multi-Manager International Small Cap Fund (for the portion of assets managed by Causeway Capital Management LLC) and its respective fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The sixth “Whereas” clause of the introductory section is hereby deleted and replaced in its entirety with the following:

Whereas, the Board of Trustees of the Trust (“Board”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services to each Fund identified on Schedule A, for the portion of each Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth;

2)	The first and second paragraphs of Section 1. “Appointment of Sub-Adviser” are hereby deleted and replaced in their entirety with the following:

“The Adviser hereby appoints the Sub-Adviser to act as the investment sub-adviser for each Fund, subject to the supervision and control of the Adviser and the Board and in accordance with the terms and conditions of this Agreement. Such appointment may be limited to a portion of Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser.  References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.  The Sub-Adviser’s written consent is required for additions that cause JNL/Causeway International Value Select Fund assets to exceed $3.0 billion. The Sub-Adviser’s written consent is required for additions that cause the Sub-Adviser’s portion of JNL Multi-Manager International Small Cap Fund assets to exceed $250 million.”

3)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

4)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 13, 2018, attached hereto.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of August 13, 2018.

Jackson National Asset Management, LLC		Causeway Capital Management LLC

By:	/s/ Mark D. Nerud	By:	/s/ Gracie V. Fermelia
Name:	Mark D. Nerud	Name:	Gracie V. Fermelia
Title:	President and CEO	Title:	Chief Operating Officer

Schedule A
August 13, 2018
(Funds)

Funds
JNL/Causeway International Value Select Fund
JNL Multi-Manager International Small Cap Fund (for the portion of assets managed by Causeway Capital Management LLC)

A-1

Schedule B
August 13, 2018
(Compensation)

JNL/Causeway International Value Select Fund
Average Daily Net Assets	Annual Rate

$0 to $2 billion	0.35%
Over $2 billion	0.30%

JNL Multi-Manager International Small Cap Fund (for the portion of assets managed by Causeway Capital Management LLC)
[Fees Omitted]

B-1